Consent of Independent Auditors



The Board of Directors
Piercing Pagoda, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-98288) on Form S-8 of Piercing Pagoda, Inc. of our report dated June 8, 1998, relating to the statements of financial condition of the Piercing Pagoda, Inc. Employee Stock Purchase Plan as of March 31, 1998 and 1997, and the related statements of income and changes in plan equity for the years ended March 31, 1998 and 1997 and the period from November 1, 1995 (inception) to March 31, 1996, which report is included in the March 31, 1998 Annual Report on Form 11-K of the Piercing Pagoda, Inc. Employee Stock Purchase Plan.




Allentown, Pennsylvania                         KPMG Peat Marwick LLP
June 22, 1997